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BILT Nutraceuticals

BILT Nutraceuticals redefines wellness with curated, science-backed supplement collections designed for discerning consumers seeking simplicity & efficacy. Each product has ingredients of the highest standard to enhance specifically targeted health goals, empowering individuals to better themselves.



BILT a better you
RISE
FOCUS
CALM
BILT RISE
BILT FOCUS
BILT CALM
BILT
curated nutrition

Invest

$99.40 minimum investment

DEADLINE: March 20, 2026

in 3 months

UNIT PRICE

$0.70

TOTAL RAISED ON NETCAPITAL

$0

TOTAL RAISED THIS ROUND

$0

VALUATION THIS ROUND

$7,000,000

Reg CF offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

BILT Nutraceuticals was born from the realization that the bewildering amount of choice in the supplement market often overwhelms consumers, making wellness complicated rather than accessible.

Our founders envisioned a brand that simplifies wellness through expertly curated, clean and purpose-driven supplements. BILT serves a higher mission of promoting intentional wellness, enabling consumers to take control of their health with clarity and confidence.

Beyond providing supplements, BILT creates sustainable packaging in harmony with nature, inspires a balanced lifestyle, empowering people to lead fulfilling, healthier lives. We aim to make a significant global impact by setting a new standard in quality, trust, and science-backed supplementation.

Act, don't react.

There is a shift in the way we see health.

Our mission is to build a strong foundation for long-term health, actively preventing chronic ailments instead of merely treating symptoms with medication. We empower individuals to take control of their wellness before problems arise.





SUCCESS TO DATE

All statements and representations provided below describe the parent company, BILT Groupe. The Regulation CF offering itself is for securities issued by Van Der BILT Labs LLC, the subsidiary.

- Launched our first curated set, the Mind Collection, consisting of RISE, FOCUS, and CALM, designed to provide targeted support for energy, focus, and relaxation.
- Secured €155,000 in funding from 3 private investors, demonstrating strong confidence in our vision and strategy.
- Generated €50,000 revenue from e-commerce prototype test within 9 months.
- Achieved a 75% monthly revenue growth rate during the initial test phase.
- 6 additional collections with 18 products ready for market launch, with manufacturing partnerships secured in Germany and Austria.
- Projected Year 5 revenue of €55.6 million with a 67% gross margin/36% EBITDA margin.

MADE IN GERMANY

Strategic Relationships & Market Expansion

- **GOCO Hospitality collaboration** – BILT products to be featured in flagship spas, including the Four Seasons Resort Koh Samui (HBO's The White Lotus). Positioned to become a foundational partner in GOCO's new global spa service platform spanning 42+ countries and ultra-high-net-worth clients.
- **Stanford Genetics alliance** – Chair of Genetics at Stanford and renowned biotech entrepreneur, advising BILT on personalized nutraceuticals integrating epigenetics and methylation data. His expertise strengthens R&D, proprietary IP, and innovation pipeline.
- **China market entry** – Membership in the Deutsch-Europäisches Zentrum (DEZ), providing regulatory support, wholesale partner access, and local investor connections to accelerate expansion in one of the world's fastest-growing wellness markets.
- **Exclusive global rights with ALYONIQ AG** – Secured worldwide online distribution rights for their high-grade, patented microalgae formulations. This agreement ensures access to a unique, contamination-free ingredient platform, supporting differentiation, scalability, and margin control.

PROBLEM

Today's supplement market is saturated, with overwhelming choices and confusing information that leave consumers frustrated and often misinformed. Online supplement sales have grown rapidly, doubling between 2019 and 2022, reflecting a surge in consumer interest. However, navigating the vast array of products and determining the best options for individual health needs remains a significant challenge. Post-pandemic, the trend of self-care and growing skepticism toward traditional healthcare/pharmaceutical industry has accelerated. **BILT answers the call for simplicity, democratizing the highest quality and standard, empowering consumers with confidence in their health choices.**

SOLUTION

The following overviews outline the work and achievements of the parent company, BILT Groupe. While this provides important context, the Regulation CF offering you are considering is for the subsidiary, Van Der BILT Labs LLC.

Wellness, curated.

BILT aspires to be more than a supplement—it's a trusted partner in each customer's wellness journey, sparking a deep emotional connection through empowerment and genuine care.

Our Plan

Starting in month 25, BILT Nutraceuticals plans to invest in a personalized health diagnostics platform—a natural evolution of our premium supplement collections.

Via our website and app, customers may be able to order at-home test kits for blood panels and/or DNA sampling. These are planned to be analyzed by certified labs and reviewed by health experts, resulting in personalized supplement recommendations based on individual biomarkers and genetic data.

For premium clients, we plan to offer the creation of tailor-made supplements—formulated to match each customer's specific health profile.

This initiative positions BILT Nutraceuticals as a science-driven wellness companion, integrating diagnostics, expert guidance, and custom formulations. We plan to enable recurring revenue via subscriptions and to reinforce our role at the forefront of luxury, longevity, and personalized health.

We are also embarking on a **new development phase in DNA testing and methylation, in collaboration with the Stanford Department of Genetics**. BILT is fortunate to have the Chair of Genetics at Stanford and a renowned biotech entrepreneur, as an advisor. He provides expertise on personalized nutraceuticals, focusing on the integration of epigenetics and methylation data, thereby enhancing our R&D, proprietary IP, and innovation pipeline.


BILT
mind collection


BILT a better you
RISE
FOCUS
CALM

One goal. One click.

BILT aims to simplify the overwhelming world of supplements by cutting through the confusion. We aim to make it easy for consumers to know exactly what they need to achieve specific health goals. No overconsumption. No guesswork. No waste.

Luxurious supplements. Made in Germany.

Crafted with pharmaceutical-grade precision, BILT supplements blend scientific rigor with premium quality. Each product is designed to meet the highest standards and strict German production standards, reflecting Germany's reputation for excellence.

Proven market traction and sales logistics.

Successfully launched the Mind Collection (RISE, FOCUS, CALM) to simplify energy, focus, and relaxation. Secured €155,000 in early funding, signaling investor confidence. Generated €50,000 in prototype sales with a 75% monthly growth rate. Strategic growth in a booming market. With the global nutritional supplement market projected to nearly double in size to $707 billion by 2030, we believe BILT is poised to scale rapidly. Our U.S. entity positions us for early entry into a key growth region, allowing us to circumvent tariffs, with plans for further collections addressing high-demand health areas.





BUSINESS MODEL & MARKET

BILT generates revenue through direct-to-consumer sales via online platforms, with a focus on an upcoming Shopify storefront and luxury spas, i.e. Ritz Carlton, Mandarin Oriental, Four Seasons Resort Thailand (as featured on HBO's The White Lotus). Revenue streams include single-product sales and offerings in sets, with flexible subscription options that allow consumers to effortlessly maintain their wellness routines. BILT's customer-centric model prioritizes convenience and loyalty through supreme quality and thoughtful formulations.



One of our distribution channels, the Four Seasons Resort Koh Samui (source)

"The global nutritional supplement market is projected to grow from $381 billion in 2023 to $707 billion by 2032, at a CAGR of 7.2%."

As health awareness rises, BILT is uniquely positioned to capture the market's demand for high-quality, purpose-driven wellness solutions that meet evolving consumer needs.

Globenewswire.com

TEAM



Marlon Bell
Managing Director

MBA in Managerial Finance with a degree in International Business, Marlon has extensive experience in e-commerce and operations management. As a former leader at Westwing, he brings expertise in growing and managing consumer-focused brands with strategic vision and operational excellence.



David Kuldschun
Managing Partner

With a Master's in International Business and Financial Management, David combines his 20-year passion for fitness and nutrition with his experience in business development and sales. His expertise shapes BILT's product development and market strategy, ensuring that every BILT product meets the highest standards.



Martin Bell
Adviser

With dual degrees from Wharton and Harvard, Martin has overseen strategic growth for over 150 startups. His guidance on BILT's expansion and investment strategy is invaluable, helping ensure the company's successful positioning in the premium health & wellness market.

INVESTOR INVITATION

More than a product—a movement.

BILT isn't just selling supplements; we're reshaping how people think about wellness. By empowering consumers to make proactive health choices with confidence, we create a lasting impact that resonates far beyond a single transaction.

Join us in building the future of wellness.

This is an opportunity to be part of a company that doesn't just follow trends—it creates them. BILT is a trusted partner for consumers, an innovator in a growing market, and a brand that delivers clarity in a complex industry. Together, we can redefine health.

USE OF PROCEEDS

If the offering's maximum amount of $250,000 is raised:

Use	Value	% of Proceeds
Sales and Marketing	$82,500	33.0%
Operations	$130,000	52.0%
Product and R&D	$25,250	10.1%
Intermediary fees	$12,250	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of Membership Units , under registration exemption 4(a)(6), in Van der BILT Labs LLC dba BILT Nutraceuticals. This offering must reach its target of at least $10,000 by its offering deadline of March 20, 2026 at 11:59pm ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

10,357,143 units
× $0.70 per unit

$7,250,000 implied valuation

FINANCIALS

BILT Nutraceuticals' official name is Van der BILT Labs LLC , so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
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UPDATES

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